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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 16, 2018

Erie Indemnity Company
__________________________________________
(Exact name of registrant as specified in its charter)

Pennsylvania	0-24000	25-0466020
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

100 Erie Insurance Place, Erie, Pennsylvania		16530
_______________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(814) 870-2000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934. [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange
Act. [  ]

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Item 8.01 Other Events.

Erie Indemnity Company (the “Company”) expects to record a one-time noncash tax expense of approximately $20 million as a result of the enactment of the Tax Cuts and Jobs Act (TCJA) on December 22, 2017. The expense is the result of re-measuring the net deferred tax assets at the newly enacted corporate income tax rate of 21% (the rate at which the deferred items are expected to be settled) versus the 35% rate at which the net deferred tax benefits were originally recorded. This will be partially offset by the recognition of a current tax benefit of approximately $11 million related to the acceleration of pension contributions. The net impact to fourth quarter 2017 earnings is an additional tax expense of approximately $9 million or $0.17 per share.
Beginning in 2018, the Company expects its effective corporate income tax rate to decline to approximately 21% from approximately 34% as a result of the enactment of the TCJA.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Erie Indemnity Company

January 17, 2018	By:	/s/ Gregory J. Gutting

Name: Gregory J. Gutting
Title: Executive Vice President & CFO